Exhibit 23.1

                         Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-_____) pertaining to the 1994 Long Term Incentive and Stock Award Plan, the 1996 Directors Stock Option Plan and the 2000 Directors Stock Option Plan of the Hain Food Group, Inc. and Subsidiaries and to the incorporation by reference therein of our report dated September 8, 1999 (except Note 15, as to which the date is September 27, 1999) with respect to the consolidated financial statements and schedule of The Hain Food Group, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

Melville, New York
March 30, 2000